Exhibit 10.66

Contract for Sales of Industrial and Mineral Products

Shagang Group Anyang Yongxing Iron&Steel Co., Ltd.

Date : April 1st, 2010	Contract No.:YL0100

Signed at: Shagang Yongxing Company

Seller: Henan Shuncheng Group Coal Coke Co., Ltd.

Buyer: Shagang Group Anyang Yongxing Iron & Steel Co., Ltd.

This contract is entered into between the Seller and the Buyer on the basis of both parties’ full consultation pursuant to the Contract Law of the People's Republic of China.

1. Commodity and Specification, Quantity and Amount

Commodity Code	Name	Specification	Unit	Quantity	Unit Price (yuan)	Amount (yuan)	Month
NO2-00007	Coke	25-80mm secondary metallurgical coke	Ton	15000	1870	28,050,000	April
Remark	Twenty-eight million and fifty thousand

2. Quality Standards: Ash Content≤13.5%, Sulfur≤0.8%, Vdaf≤1.9%, Moisture retention ≤8%, particle size 25-80cm, less than 25mm coke powder content≤5%, crushing strength M25≥88, scurf resistance M10≤8.

3. Methods for inspection and acceptance: laboratory test to be made by the Buyer, inspection weight to be weighed by the Buyer. The Seller may appoint person to supervise such sampling. In case any disagreements occurred, the quality shall be determined by the re-inspection to the archive sample made by the Buyer, or the inspection result made by the third party (the inspection qualification shall be higher than the Buyer).

4. Acceptance standards at a price with concession:

1). If ash content is 0.1%higher than the standard, the contract price will be decreased by 0.8% yuan/ton. In case the ash content is 1% or much higher than the standard, the price will be decreased in double, or the goods will be returned.

2). If Vdaf is higher than the standard, the contract price will be deducted 0.8% for each 0.1% higher, pro rate. In case Vdaf is 0.5% or much higher than the standard, the price will be decreased in double, or the goods will be returned.

3). If sulfur is higher than the standard, the contract price will be deducted 1% for each 0.1% higher, pro rate. In case sulfur is 0.4% or much higher than the standard, the price will be decreased in double, or the goods will be returned.

4). If M25 is lower or M10 is higher than the standard, the contract price will be deducted 1.2% for each 1% lower or higher, pro rate. In case M25 is 3% or much lower or M10 is 3% or much higher than the standard, the price will be decreased in double, or the goods will be returned.

5). If moisture retention is higher than the standard, the price will be deducted according to the actual exceeding part in settlement.

6). If coke powder is 5% or much higher than the standard, the exceeding weight shall be deducted from the weight of coke, which will be settled at a price of 400 yuan/ton.

5. Packing Requirement: packed in bulk.

6. Means of transportation: Truck. Place of arrival: freight yard of the Buyer. Freight: paid by the Buyer.

7. Delivery date: From April 1st, 2010 to April 30th, 2010

8. Payment for goods: Invoice shall be issued based on final statement after the acceptance. It will be paid in the form of bank acceptance after entering the account.

9. Economic responsibility: abiding by the terms of the Contract Law and this contract. Any matters not covered herein shall be solved through both parties’ consultation, or ruled by the People's Court at the place where this contract is signed. Once the case that the Seller adulterates coal and sells inferior coal as quality coal is verified to be true, it will be seriously dealt with.

10. Others:

1). The Seller shall deliver the goods on schedule according to the contract (actual quantity delivered is allowed to plus or minus 5% on the basis of the quantity stipulated in the contract). In case the Seller fails to deliver the goods in line with the quantity stipulated herein within the contractually agreed time limit, the Seller shall compensate 5% of the total amount of contract to the Buyer.

2). The contract price is the price to factory that is settled against two documents, i.e. VAT invoice (rate: 17%) and the freight invoice (rate: 20 yuan/ton). Ex-factory weight list shall be provided by the Seller.

3). Full invoices shall be issued prior to the 28th of the current month by the Buyer.

11. Once the contract is entered, it shall be binding on both parties in accordance with the Contract Law. In the course of implementation of the contract, it shall not be arbitrarily modified or terminated by both parities. Anything not covered in this Contract will be discussed by both parties. If a supplement agreement is needed to be concluded, such supplement agreement and this contract are equally valid.

12. This contract has two copies, each of the party hold one. The expiry date of this contract is April 30th, 2010.

Buyer (seal): [company seal and stamp]	Shagang Group Anyang Yongxing Iron&Steel Co., Ltd.	Seller (Seal): [company seal and stamp]	Henan Shuncheng Group Coal Coke Co., Ltd.
Responsible person:		Responsible person:

Representative person:	[illegible]	Representative person:	[illegible]

Address:	Shuiye Town, North of Wenming Road	Address:

TEL (Fax):	0372-5862010 5868286	TEL:	0372-5608958

Tax ID Number:	410522719138510	Tax ID Number:

Bank of deposit:	Anyang Sub-branch of Bank of China	Bank of deposit:	Zhongzhou Sub-branch of PCBC

Account number:		Account number: